Exhibit 10.30.1

FIRST AMENDMENT TO LEASE

HIGBEE MOTHERSHIP LLC, a Delaware limited liability company (“Landlord”), and QUICKEN LOANS INC., a Michigan corporation (“Tenant”), enter into this First Amendment to Lease (this “Amendment”) dated June 20, 2016.

RECITALS

A.                                    Landlord and Tenant entered into that certain Lease dated May 20, 2016 (the “Lease”), with respect to certain premises consisting of 73,757 rentable square feet on the fourth floor and 41,780 rentable square foot on the fifth floor (the “Demised Premises”) in the building located at One Public Square, Cleveland, Ohio 44113 (the “Building”).

B.                                    Landlord and Tenant desire to amend the Lease as more particularly set forth herein.

C.                                    Capitalized terms used but not defined herein have the same meaning ascribed to such terms in the Lease.

NOW, THEREFORE, in consideration of the covenants, and conditions set forth herein and in the Lease, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant do hereby covenant, promise and agree that the Lease is amended as follows:

1.                                      Commencement Date. The Commencement Date as stated in Section 1(e) is amended to be July 11, 2016; notwithstanding the foregoing, Tenant’s lease of the fifth floor portion of the Demised Premises shall commence on July 25, 2016. Rent shall be prorated for the month of July 2016 such that Tenant pays Basic Rental for twenty-one days with respect to the fourth floor portion of the Demised Premises and seven days with respect to the fifth floor portion of the Demised Premises.

2.                                      Expiration Date. The Expiration Date as stated in Section 1(g) is amended to be December 31, 2026.

3.                                      Termination Right. For purposes of clarity, Section 47 is hereby deleted in its entirety and amended as follows:

“Provided an Event of Default does not exist on the date set for exercise or the date set for termination and subject to the conditions set forth herein, Tenant shall have the one-time right during the thirty days immediately following the end of the seventy-eighth full calendar month of the Term (such thirty-day period being hereinafter referred to as, the “Termination Notice Period”), to provide Landlord written notice of its intent to terminate the Lease (the “Termination Notice”). In the event Tenant timely delivers such Termination Notice to Landlord during the Termination Notice Period, this Lease shall terminate effective as of the end of the eighty-fourth full calendar month of the initial Term. In the event Tenant fails to deliver the Termination Notice during the Termination

Notice Period, Tenant’s termination right under this Section 47 shall be of no further force and effect. Tenant’s right to terminate this Lease pursuant to this Section 47 is expressly conditioned upon Tenant timely paying the Termination Payment (as hereinafter defined) in immediately available funds and strictly in accordance with the terms of this Section, time being of the essence. For purposes of this Lease, the “Termination Payment” shall be an amount equal to the then unamortized amount of the Tenant Allowance paid by Landlord. The Termination Payment shall be due on or before the effective termination date.”

4.                                      Porter Services. Item F.10 in Exhibit “D” of the Lease is hereby deleted in its entirety and amended as follows:

“At Tenant’s cost (without mark-up), Landlord shall provide one day porter per full floor leased during the hours of 8am - 5pm Monday through Friday (excluding holidays) exclusively servicing the Premises during the same hours and days of operation, excluding holidays. Tenant will have the ability to request additional porters from time to time.”

5.                                      Brokerage Commissions. Landlord and Tenant represent and warrant each to the other that they have not dealt with any real estate broker in connection with the negotiation or execution of this Amendment other than Bedrock Management Services LLC (“Broker”). If either party breaches the foregoing representation and warranty it shall indemnify the other party against all costs, expenses, attorneys’ fees, and other liability for commissions or other compensation claimed by any other broker or agent claiming the same by, through, or under the breaching party.

6.                                      Ratification. Tenant and Landlord each hereby ratify and confirm its respective obligations under the Lease, and represents and warrants to each other that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, the Lease is and remains in good standing and in full force and effect, and Tenant does not have any claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

7.                                      Binding Effect; Conflicts; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this Amendment shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this Amendment and the terms of the Lease, the terms of this Amendment shall prevail. This Amendment shall be governed by and construed in accordance with the laws of the state in which the Demised Premises are located.

8.                                      Counterparts. This Amendment may be executed in multiple counterparts, and via electronic or facsimile delivery each of which shall constitute an original, but all of which shall constitute one document.

[SIGNATURES ON FOLLOWING PAGE]

[SIGNATURE PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN HIGBEE MOTHERSHIP LLC AND QUICKEN LOANS INC.]

IN WITNESS WHEREOF, Landlord and Tenant have executed this First Amendment to Lease the day and year first above written.

HIGBEE MOTHERSHIP LLC,
a Delaware limited liability company

By:	/s/ Matthew Cullen
Matthew Cullen
Its:	President

“Landlord”

QUICKEN LOANS INC.,
a Michigan corporation

By:	/s/ William C. Emerson
William C. Emerson
Its:	Chief Executive Officer

“Tenant”

[NOTARY PAGE TO FIRST AMENDMENT TO LEASE BY AND BETWEEN HIGBEE MOTHERSHIP LLC AND QUICKEN LOANS INC.]

STATE OF MICHIGAN	)
) ss.
COUNTY OF WAYNE	)

On this 20 day of June, 2016, before me appeared Matthew Cullen, to me personally known, who, being by me duly sworn did say that he is the President of Higbee Mothership LLC, a Delaware limited liability company, the company that executed the within and foregoing instrument, and acknowledged said instrument to be the free act and deed of said company.

/s/ Tina Bradley
Notary Public, State of Michigan
Oakland County
Acting in Wayne County
My Commission Expires	8/31/2021

TINA BRADLEY
Notary Public, State of Michigan
Oakland County
My Commission Expires:
Acting in County of Wayne

STATE OF MICHIGAN	)
) ss.
COUNTY OF WAYNE	)

On this 20 day of June, 2016, before me appeared William C. Emerson, to me personally known, who, being by me duly sworn did say that he is the Chief Executive Officer of Quicken Loans Inc., a Michigan corporation, the corporation that executed the within and foregoing instrument, and acknowledged said instrument to be the free act and deed of said corporation.

/s/ Jayshree Lynn-Smith Kothari
JAYSHREE LYNN-SMITH KOTHARI	Notary Public State of Michigan
NOTARY PUBLIC, STATE OF MI	County
COUNTY OF OAKLAND	Acting in Wayne County
MY COMMISSION EXPIRES Feb 19, 2019	My Commission Expires:
ACTING IN COUNTY OF WAYNE